Exhibit 10.60

JINKOSOLAR HOLDING CO., LTD.

EXECUTIVE EMPLOYMENT AGREEMENT

2010

TABLE OF CONTENTS

		Page
ARTICLE I.	DEFINITION	1

ARTICLE II.	POSITION AND DUTIES	2

2.1	Employment	2
2.2	Scope of Duties	2
2.3	Other Business Affiliations	2

ARTICLE III.	DURATION	3

3.1	Commencement Date	3
3.2	Conditions	3
3.3	Term	3

ARTICLE IV.	COMPENSATION	3

4.1	Salary	3
4.2	Stock Options	3
4.3	Bonus	3
4.4	Reimbursable Expenses	3
4.5	Housing and Automobile Allowances	4
4.6	Income Taxes	4

ARTICLE V.	OTHER BENEFITS, VACATION AND HOLIDAYS	4

5.1	Benefits	4
5.2	Vacation	4
5.3	Holidays	4

ARTICLE VI.	CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION	4

6.1	Confidentiality	4
6.2	Non-Solicitation	5
6.3	Non-Competition	5
6.4	Enforceability	5
6.5	Injunctive Relief	6

ARTICLE VII.	ASSIGNMENT OF INVENTIONS AND INTELLECTUAL PROPERTY	5

ARTICLE VIII.	TERMINATION	6

8.1	Termination upon Mutual Agreement	6
8.2	Termination for Cause	6
8.3	Termination Without Cause	7
8.4	Termination by the Executive	8

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8.5	Termination for Disability	8
8.6	Death	8
8.7	Other Benefits	8
8.8	Post-Termination Representations	8
8.9	Return of Property	8

ARTICLE IX.	MISCELLANEOUS PROVISIONS	9

9.1	Severability	10
9.2	Survival	10
9.3	Entire Agreement	10
9.4	Employment Amendments	10
9.5	Successors and Assigns	10
9.6	Waiver	10
9.7	Governing Law	11
9.8	Jurisdiction	11

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EXECUTIVE SERVICE AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of             , 2010, by and between JINKOSOLAR HOLDING CO., LTD., a company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”), and             , who is a citizen of         (the “Executive”).

RECITALS

A. WHEREAS, the Company and its subsidiaries are engaged in the business of manufacture and sale of solar power products, including recovered silicon materials, silicon ingots, silicon wafers, solar cells and solar modules in each case used in the solar power industry.

B. WHEREAS, the Company desires to engage the Executive as its Chief Strategy Officer, and the Executive desires to provide employment services to the Company on all of the terms and conditions herein set forth.

C. WHEREAS, the Company desires to provide the Executive with compensation in recognition of the Executive’s valuable skills and services.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITION

In this Agreement, unless the context otherwise requires, the following words shall have the following meaning:

“Board” means the Board of Directors of the Company;

“Company” means JinkoSolar Holding Co., Ltd., a company duly incorporated and validly existing under the laws of the Cayman Islands;

“Commencement Date” means the date set forth in Section 3.1 and which is the date on which the Executive’s Employment shall commence;

“Company Group” means the Company and all of its subsidiaries;

“Employment” means the employment of the Executive under the terms herein;

“Executive” means             , a citizen of             ;

“Confidentiality and Non-Competition Agreement” means the Confidentiality and Non-competition Agreement to be executed contemporaneously with this Agreement by and between the Company and the Executive.

ARTICLE II. POSITION AND DUTIES

2.1 Employment. The Company hereby employs the Executive as its Chief Strategy Officer, and the Executive hereby accepts such engagement with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement. The Executive shall travel to the extent and to the places necessary for the performance of his duties but shall spend the majority of his working time in locations based in Europe and the USA. The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).

2.2 Scope of Duties. The Executive shall be the Chief Strategy Officer of the Company, and shall have such other or additional offices or positions with the Company as the CEO or the Board shall determine from time to time, but subject to the Executive’s consent. The Executive shall have responsibility for the following duties, operating within such established guidelines, plans or policies as may be established or approved by the CEO or the Board from time to time, always with written consent by the Executive:

(a) assisting the Board and the CEO in formulation and implementation of appropriate short, mid and long term strategies and policies;

(b) directing and supervising the marketing and sales matters of the Company and its subsidiaries, including organizing, managing and supervising the work of the marketing and sales department of the Company;

(c) supporting the Board and the CEO in such matters as preparation and presentation of such strategy reports and sales and marketing reports as may be requested from time to time and assisting in the Company’s business planning and preparation of annual budgets and plans; and

(d) such other responsibilities and duties customarily performed by the chief strategy officer of publicly traded companies in the same industry as the Board or the CEO may from time to time direct always with the written consent by the executive:

PROVIDED ALWAYS that the Executive shall not:-

(a)	carry out such duties in the People’s Republic of China ; or

(b)	approach clients, customers or contacts of his previous employer, Trina Solar Limited, where (i) the Executive had material dealings with such clients, customers or contacts; and (ii) such approach would harm the business relationship between such persons and/or entities and Trina Solar Limited.

2.3 Other Business Affiliations. During the term of his Employment, the Executive shall devote his best efforts, full time and attention to his duties under this Agreement. The Executive agrees that, without the approval of the Board , the Executive shall not, during the period of Employment, directly or indirectly, perform services for any other person or organization without regard to whether the Executive receives compensation for such services. Anything in the foregoing to the contrary notwithstanding, the Executive may, with prior approval of the Board, participate in speeches, presentations, interviews and provide consulting services requested by other companies in the same industry, provided such activities would not interfere with or derogate from the Executive’s obligations under this Agreement or the Confidentiality and Non-Competition Agreement. The Executive agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.

ARTICLE III. DURATION

3.1 Commencement Date. The Commencement Date shall be.

3.2 Conditions. Employment shall be conditional upon the Executive obtaining and maintaining any required passport, visa, resident and/or work permits to work at the Company which the Company will, at its expense, take reasonable steps to assist the Executive in securing.

3.3 Term. The Executive’s Employment shall commence on the Commencement Date and shall continue for an initial term of 5 years unless otherwise terminated in accordance with Article 8 below. Upon the expiration of the initial term, the Executive’s Employment shall be automatically extended for successive periods of twelve (12) months commencing on the date following the expiration of the initial term or of any subsequent extension, unless terminated by either party upon thirty (30) days’ notice prior to the expiration of the initial term or any subsequent terms.

ARTICLE IV. COMPENSATION

4.1 Salary. During the term of Employment, the Executive shall be paid an initial base annual salary of         per annum, which shall be paid in equal monthly installments in Euro in accordance with the Company’s normal and customary payroll practices as may be in effect from time to time. The salary to the Executive, after deductions required by law, will be paid in the Executive’s country of residence or any other country in Europe.

4.2 Stock Options. The Company shall recommend to the Board or the Compensation Committee of the Board (to the extent authority to grant options has been delegated to the Compensation Committee), that the Executive be granted options to purchase         ordinary shares of the Company that represent         of the issued and outstanding share capital of the Company at the date of agreement, pursuant to the provisions of the 2009 Long Term Incentive Plan or the successor plan thereto, and the agreement evidencing the option grant, subject to adjustment for any subsequent share splits, consolidations, or similar changes, in the capitalization of the company.

4.3 Bonus. During the term of Employment, the Executive shall be eligible to earn an annual performance-based cash bonus with an annual target amount of         and a semester target amount of         Euros during the term of the Employment, provided that the Executive achieves the applicable performance goals.

4.4 Reimbursable Expenses. During the term of Employment, the Company shall reimburse the Executive for all reasonable business expenses incurred in the performance of the Executive’s duties hereunder on behalf of the Company, subject to timely submission of expense reports and approval according to the Company’s financial regulations.

4.5 Housing and Automobile Allowances. During the term of Employment, the Executive shall be entitled to housing and automobile allowances         of per month.

4.6 Income Taxes. The payment of amounts under the Agreement shall be subject to tax and social security in accordance with applicable laws and regulations. The Executive agrees to any withholdings that the Company determines in its sole discretion are required to be made pursuant to such laws and regulations.

ARTICLE V. OTHER BENEFITS, VACATION AND HOLIDAYS

5.1 Benefits. During the term of Employment, the Executive shall be eligible to participate in employee benefit plans, including sick leave policies, as the Company may establish for its employees as may be in effect from time to time.

5.2 Vacation. During the term of Employment, the Executive shall be entitled in each calendar year to 20 days of vacation with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as approved by the CEO or the Board. The Executive may accumulate and carry forward unused vacation to the following calendar year provided that all such accrued vacation days shall be used within the first six (6) months of such following calendar year. All vacation days not used by such time shall be forfeited by the Executive to the extent permitted by applicable law. The entitlement to vacation and, on termination of employment, vacation pay in lieu of vacation, shall accrue pro rata throughout each calendar year of the term of Employment.

5.3 Holidays. The Executive shall be entitled to the statutory public holidays observed in        .

ARTICLE VI. CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION

6.1 Non-Solicitation. The Executive agrees that during the Executive’s employment and for a period of six (6) months after the termination of employment hereunder in the locations where the Company does business (a list of which is attached hereto as Exhibit A), the Executive shall not:

(i) directly call upon or solicit any of the customers of the Company or its subsidiaries that were or became customers during the term of the Executive’s employment (as used herein “customer” shall mean any person or company as listed as such on the books of Company or its subsidiaries); or

(ii) induce or its subsidiaries attempt to induce any employee, agent or consultant of the Company or its subsidiaries to terminate his or her association with the Company or its subsidiaries.

6.2 Non-Competition. The Executive agrees that during the Executive’s employment, he shall devote full time to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning an interest in any firm, corporation, partnership or other organization in the business of manufacturing, selling or distributing products in competition with the products and/or services of the Company and its subsidiaries. The Executive further agrees that for a period of six (6) months after the termination of employment hereunder he will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning an interest in any firm, corporation, partnership or other organization in the solar power industry. The Executive shall, during the term of the Executive’s employment and the term of the non-competition restriction, furnish to the Board a detailed statement of any outside employment or consulting services in which the Executive seeks to engage or invest, and, as from time to time requested by the Board, resubmit for approval a detailed statement thereof. In the event the Board determines in good faith that such violation or conflict exists, the Executive shall refrain from such employment.

6.3 Enforceability. The Executive agrees that, having regard to all the circumstances, the restrictions in this Article 6 are reasonable and necessary but no more than sufficient for the protection of the Company. The Company and the Executive agree that:

(i) each restriction in this Article 6 shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason, the remaining restrictions shall not be affected; and

(ii) if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or the period thereof were deleted or the range of activities or area dealt with thereby were reduced in scope, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

6.4 Injunctive Relief. In the event of the breach or threatened breach by the Executive of this Article 6, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Article 6 in any court of competent jurisdiction worldwide.

ARTICLE VII. ASSIGNMENT OF INVENTIONS AND INTELLECTUAL PROPERTY

7.1. The parties foresee that the Executive has created and may create designs or other intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Company Group.

7.2. Any invention, production, improvement or design made or process or information discovered or copyright work or trade mark or trade name or get-up source code or any other intellectual property created by the Executive during the continuance of his Employment hereunder (whether before or after the date hereof or whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment hereunder) in conjunction with or in any way affecting or relating to the business of any company in the Company Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of such company in the Company Group as the Company may direct.

7.3. The Executive if and whenever required to do by the Company shall at the expense of a company in the Company Group apply or join with such company in applying for letters patent or other protection or registration for any such invention, improvement design process information work trade mark name or get-up source code or other intellectual property rights as aforesaid which belongs to such company and shall at the expense of such company execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same in such company absolutely and as sole beneficial owner or in such other person as the Company may specify.

7.4 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this Article and in favor of any third party a certificate in writing signed by any Executive or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

ARTICLE VIII. TERMINATION

8.1 Termination upon Mutual Agreement. During the term of Employment, the Executive’s Employment may be terminated by either party giving the other not less than ninety (90) days’ notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice. Notwithstanding the ninety (90) days’ notice requirement in this Section 8.1, if the Company so requests, the Executive shall continue to perform his duties hereunder until a new Chief Strategy Officer of the Company is appointed to ensure a smooth transition thereafter, and the terms of this Agreement shall continue to apply, provided that any such extension shall not exceed sixty (60) days. During such ninety (90)-day notice period and any extension thereof pursuant to this Section 8.1, the Company shall use its diligent efforts to recruit a new Chief Strategy Officer.

8.2 Termination for Cause. Notwithstanding the other provisions of this Agreement, the Company may terminate the Executive’s Employment at any time (but without prejudice to the rights and remedies of the Company) for Cause, and in such event, the Company shall have no obligation to the Executive except for payment of any salary accrued and unpaid through the effective date of the termination and except as otherwise required by law. Termination of the Executive’s Employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive’s Employment will be terminated for Cause, specifying the particulars thereof and the effective date of the termination.

For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive consciously and willingly fails or neglects to effectively and diligently carry out his duties to the reasonable satisfaction of the Board, and such failure continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure;

(ii) the Executive consciously and willingly engages in an act of dishonesty or serious misconduct in connection with the Employment, and such failure continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure;

(iii) the Executive becomes bankrupt or has a receiving order made against him;

(iv) the Executive is convicted of, or pleads guilty or nolo contendere to, any felony or a criminal offense, which the CEO reasonably concludes would adversely affect the performance of his duties;

(v) the Executive consciously and willingly commits any act which may bring serious discredit on the Company or the Company Group and such failure continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure;

(vi) the Executive consciously and willingly commits any material breach of the Company’s operating procedures (as established by the Company and communicated to the Executive from time to time) or material financial loss to the Company or the Company Group, and such failure continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure;

(vii) the Executive consciously and willingly fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law, or is in material breach of this Agreement or any other agreement between the Executive and the Company or any member of the Company Group, and such failure or breach continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure or breach, provided that such cure period shall not apply to any breach of the covenants in the Confidentiality and Non-Competition Agreement;

(viii) the Executive otherwise consciously and willingly breaches this Agreement so as to prejudice materially the business of the Company or the Company Group, and such failure continues after the Executive is afforded a reasonable time and opportunity not to exceed 30 days to cure such failure;

(ix) dishonest and or fraudulent conduct by the Executive, a deliberate attempt by the Executive to injure the Company or any member of the Company Group, or conduct by the Executive that materially discredits the Company or a member of the Company Group, or is materially detrimental to the reputation of the Company or a member of the Company Group;

8.3 Termination Without Cause. The Company may terminate the Executive’s Employment for any reason other than Cause, death or disability (an “Involuntary Termination”) at any time, upon ninety (90) days’ written notice and offer a minimum of 1 year period of probation. The Company shall have the option, in its sole discretion, to make the termination of Employment effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation to which the Executive is entitled up through the last day of the ninety (90)-day notice period and offer a minimum of 1 year period of probation. If the Executive’s Employment is subject to an Involuntary Termination, the Executive shall receive, within 30 days following the effective date of the termination (or sooner, if required under applicable law), a lump sum payment equal to the sum of (i) any earned but unpaid salary through the effective date of termination, and (ii) any earned but unpaid bonus for any calendar year preceding the year in which the termination occurs. In addition, the Executive shall receive subject to the Executive’s execution and delivery of an unrevoked general release of claims, continued payments of his salary at the rate set forth in Section 4.1 hereof: (i) for one month upon an Involuntary Termination occurring after the first anniversary but prior to the second anniversary of the Commencement Date; (ii) for two months upon an Involuntary Termination occurring after the second anniversary but prior to the third anniversary of the Commencement Date (iii) for three months upon an Involuntary Termination occurring after the third anniversary but prior to the fourth anniversary of the Commencement Date, and (iv) for four months upon an Involuntary Termination occurring at any time after the fourth anniversary of the Commencement Date. The effective date of an Involuntary Termination shall be the date specified in a written notice of termination to the Executive.

8.4 Termination by the Executive. The Executive may terminate his Employment at any time with one month prior written notice to the Company, if (1) there is a material reduction in the Executive’s authority, duties and responsibilities, or (2) there is a material reduction in the Executive’s annual salary before the next annual salary review.

8.5 Termination for Disability. In the event of the Executive’s Disability during the term of Employment, the Company shall be entitled to terminate the Executive’s Employment upon written notice by the Company to the Executive. In the case that the Company terminates the Executive’s employment due to Disability, the Company shall have no further obligations to the Executive, except for payment of any salary at the rate contemplated under Section 4.1 that is accrued and unpaid to the effective date of termination and except as otherwise required by law. “Disability” for purposes of this Agreement means a determination by the Company that the Executive is unable to substantially perform the duties and responsibilities contemplated by this Agreement as a result of physical or mental incapacity, whether total or partial, which inability continues for a period exceeding 90 days or shorter periods of aggregating 90 days in the aggregate during any period of 180 consecutive days.

8.6 Death. Employment under this Agreement shall terminate immediately without action or notice by either party upon death of the Executive during the term of Employment and without further obligation by the Company, except for payment of any salary at the rate contemplated under Section 4.1 that is accrued and unpaid to the effective date of termination.

8.7 Other Benefits. All other benefits, if any, due to the Executive following any termination of the Executive’s Employment shall be determined in accordance with the plans, policies and practices of the Company.

8.8 Post-Termination Representations. The Executive shall not, at any time after termination of the Employment for whatever reason, represent himself as being in any way connected with the business of the Company.

8.9 Return of Property. Upon termination of the Employment for any or no reason, the Executive shall forthwith deliver to the Company or its authorized representative such of the following as are in his possession or control:

(i) All keys, security and computer passes, plans statistics, documents, records, papers, magnetic disks, tapes or other software storage media including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any confidential or proprietary information relating to the business of the Company and its subsidiaries;

(ii) All credit cards and charge cards provided for the Executive’s use by the Company; and

(iii) All other property of the Company Group not previously referred to in this Article.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1 Warranties. The Executive represents and warrants that he will not improperly use or disclose to the Company for its benefit any confidential information or trade secrets of (i) any former or current employers, (ii) any person to whom he has previously provided consulting services or (iii) any other person to whom the Executive owes an obligation of confidentiality. The Executive undertakes that he shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in this Section unless consented to in writing by such person.

9.2 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, (i) in the case of any such term, provision, covenant or condition set out in Article 6, the provisions of Section 6.4 shall apply, and (ii) in the case of any other provision, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

9.3 Survival. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

9.4 Entire Agreement. This Agreement (including any attachments and exhibits thereto) is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties.

9.5 Employment Amendments. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and the CEO or any other officer duly authorized by the Board.

9.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of the Executive’s duties hereunder and the Executive may not assign any of the Executive’s rights or other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to the Executive’s estate made upon the death of the Executive) to a party without the prior written consent of the Company, and any such purported assignment shall be null and void. Anything to the contrary in the foregoing notwithstanding, the Company may, without obtaining consent of the Executive, assign any or all of its rights and obligations hereunder, to any of its affiliates or to its lenders as collateral security. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.

9.7 Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

9.8 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands without regard to conflict of law.

9.9 Jurisdiction. Unless otherwise provided for in this Agreement, the courts of the Cayman Islands shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and the Executive consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JINKOSOLAR HOLDING CO., LTD.

By:
Name:	Chen Kangping
Title:	Chief Executive Officer

By: